EXHIBIT 99.1

THE STEAK N SHAKE COMPANY REPORTS FISCAL
THIRD QUARTER 2009 RESULTS

INDIANAPOLIS, August 10, 2009 /PRNewswire-FirstCall/ -- The Steak n Shake Company (NYSE: SNS) announces its results for its third fiscal quarter 2009, which ended July 1, 2009.  Net earnings for the third quarter of fiscal year 2009 were $3.8 million, or $0.13 per diluted share, contrasted to a net loss of ($9.8 million), or ($0.35) per diluted share in the third quarter of fiscal year 2008.  Last year's third quarter loss included $8.7 million, or $0.31 per diluted share, net of tax impairment charges related to underperforming restaurants.

Steak n Shake now operates as a holding company with its primary business activities conducted through Steak n Shake Operations, Inc. The company’s prime objective centers on maximizing its per-share intrinsic value. Thus, the company may pursue investments in the form of acquisitions, joint ventures, and partnerships either related or unrelated to its ongoing business activities. All investment and capital allocation decisions are made by Sardar Biglari, the company’s Chairman and Chief Executive Officer.

Fiscal Year 2009 Results (Year-to-date)

Year-to-date net earnings through the third quarter of fiscal year 2009 was $2.6 million, or $0.09 per diluted share, contrasted to a net loss of ($13.8 million), or ($0.49) per diluted share for the same period a year ago.  Last year's third quarter year to date loss included $8.7 million, or $0.31 per diluted share, net of tax impairment charges related to underperforming restaurants.

About The Steak n Shake Company

Steak n Shake is a holding company. Its primary restaurant operation is conducted through Steak n Shake Operations, Inc. The Steak n Shake restaurant chain, founded in 1934, is a classic American brand serving premium burgers and milkshakes through its chain of 486 restaurants.

Risks Associated with Forward-Looking Statements

This news release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws.  These statements which may concern anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here.  Steak n Shake cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations.  Steak n Shake does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  Further information on the types of factors that could affect Steak n Shake and its business can be found in the company’s filings with the SEC.

Contact:	Duane Geiger
(317) 633-4100

Condensed Consolidated Statements of Operations (Unaudited)
The Steak n Shake Company
(Amounts in $000s except share and per share data)
	Twelve Weeks Ended		Forty Weeks Ended
	July 1,	July 2,	July 1,	July 2,
	2009	2008	2009	2008
Revenues:
Net sales	$145,648	$143,303	$464,342	$468,071
Franchise fees	701	990	2,713	3,105
Total revenues	146,349	144,293	467,055	471,176

Costs and expenses:
Cost of sales	34,814	35,527	112,456	115,658
Restaurant operating costs	76,880	79,241	253,088	259,090
General and administrative	7,886	11,056	27,330	35,546
Depreciation and amortization	6,913	7,812	23,842	25,925
Marketing	8,230	6,666	25,646	23,043
Interest	3,347	3,263	10,998	10,816
Rent	3,577	3,379	11,801	11,107
Pre-opening costs	7	112	7	1,243
Asset impairments and provision for restaurant closing	63	14,089	980	14,089
Gain on disposal of property	(85)	(385)	(97)	(372)
Other income, net	(630)	(288)	(968)	(1,263)
Total costs and expenses	141,002	160,472	465,083	494,882

Earnings (loss) before income taxes	5,347	(16,179)	1,972	(23,706)

Income taxes	1,544	(6,382)	(644)	(9,912)

Net earnings (loss)	$3,803	$(9,797)	$2,616	$(13,794)

Basic earnings (loss) per common and common equivalent share	$0.13	$(0.35)	$0.09	$(0.49)

Diluted earnings (loss) per common and common equivalent share	$0.13	$(0.35)	$0.09	$(0.49)

Weighted average shares and equivalents:
Basic	28,551,669	28,288,330	28,447,380	28,274,193
Diluted	28,663,007	28,288,330	28,538,960	28,274,193

Condensed Consolidated Statements of Financial Position
The Steak n Shake Company
(Amounts in $000s except share and per share data)
	July 1,	September 24,
	2009	2008
	(Unaudited)
Assets:
Current assets
Cash and cash equivalents	$37,843	$6,855
Receivables, net of allowances of $539 (2009) and $341 (2008)	8,011	15,622
Inventories	7,131	6,795
Deferred income taxes	5,674	3,260
Assets held for sale	18,479	25,395
Other current assets	5,488	3,009
Total current assets	82,626	60,936
Net property and equipment	406,197	432,690
Goodwill	14,503	14,503
Other intangible assets, net	1,616	1,765
Other assets	8,180	10,242
Total assets	$513,122	$520,136

Liabilities and shareholders' equity:
Current liabilities
Accounts payable	$25,495	$25,302
Accrued expenses	32,018	31,685
Current portion of long-term debt	20	733
Revolving credit	13,680	14,180
Current portion of obligations under leases	4,424	4,417
Total current liabilities	75,637	76,317
Deferred income taxes	9,858	2,209
Other long-term liabilities	6,792	7,439
Obligations under leases	132,035	134,809
Long-term debt	53	15,783

Commitments and contingencies

Shareholders' equity:
Common stock - $0.50 stated value, 50,000,000 shares authorized - shares issued: 30,332,839	15,166	15,166
Additional paid-in capital	129,268	128,526
Retained earnings	164,349	161,733
Treasury stock - at cost: 1,519,905 shares as of July 1, 2009; 1,760,531 shares as of September 24, 2008	(20,036)	(21,846)
Total shareholders' equity	288,747	283,579
Total liabilities and shareholders' equity	$513,122	$520,136

Condensed Consolidated Statements of Cash Flows (Unaudited)
The Steak n Shake Company
(Amounts in $000s)
	Forty Weeks Ended
	July 1,	July 2,
	2009	2008
Operating activities:
Net earnings (loss)	$2,616	$(13,794)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	23,842	25,925
Provision for deferred income taxes	5,235	(4,714)
Asset impairments and provision for restaurant closing	980	14,089
Non-cash expense for stock-based compensation and deferred rent	2,422	2,676
Gain on disposal of property	(97)	(372)
Changes in receivables and inventories	7,581	1,720
Changes in other assets	(3,016)	(3,299)
Changes in accounts payable and accrued expenses	1,552	1,340
Net cash provided by operating activities	41,115	23,571

Investing activities:
Additions of property and equipment	(3,145)	(28,512)
Proceeds from property and equipment disposals	9,277	11,531
Net cash provided by (used in) investing activities	6,132	(16,981)

Financing activities:
Net proceeds from revolving credit facility	(500)	(18,005)
Principal payments on long-term debt	(16,443)	(1,080)
Proceeds from equipment and property sale-leasebacks	3,597	14,817
Principal payments on direct financing lease obligations	(3,606)	(3,336)
Proceeds from exercise of stock options	—	132
Excess tax benefits from stock-based awards	40	10
Repurchase of employee shares for tax withholding	(202)	(8)
Proceeds from employee stock purchase plan	855	1,004
Net cash used in financing activities	(16,259)	(6,466)

Increase in cash and cash equivalents	30,988	124
Cash and cash equivalents at beginning of period	6,855	1,497
Cash and cash equivalents at end of period	$37,843	$1,621